Exhibit 4 Description of Securities

We are authorized to issue 60,000,000 shares of capital stock, with the total number of shares consisting of 50,000,000 shares of common stock, having a par value of $0.0001 per share, and 10,000,000 shares of preferred stock, having a par value of $0.0001 per share. All of the shares of the corporation's capital stock is non-assessable.

Our common stock is registered pursuant to Section 12(g) of the Securities and Exchange Act.

Preferred Stock. The preferred stock may be issued by the corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the preferred stock, and of each series thereof, shall be such as are fixed by the Board of Directors, the authority so to do being hereby expressly granted, as stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of preferred stock (a "Director's Resolution"). The authority of the Board of Directors with respect to each such series of preferred stock shall include, but shall not be limited to, determination of the following:

1. The distinctive serial designation and number of shares comprising each such series;

2. The rate of dividends, if any, on the shares of that series, whether dividends shall be non-cumulative, cumulative to the extent earned or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property or rights, or in shares of the Corporation's capital stock, and the relative priority, if any, of payment of dividends on shares of that series over shares of any other series;

3. Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable or at whose option they shall be redeemable, and the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates) or the property or rights, including securities of any other corporation, payable in case of redemption;

4. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

5. The rights, if any, to which the holders of the shares of that series shall be entitled in the event of voluntary involuntary liquidation, dissolution or winding-up of the corporation, and the relative rights of priority, if any, of payment of shares of that series in any such event;

6. Whether the shares of that series shall be convertible into or exchangeable for shares of stock of any other class of the capital stock of the corporation or any other series of preferred stock of the corporation or the securities of any other entity and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, the date or dates upon or after which or the events upon which they shall be convertible or exchangeable or at whose option they shall be convertible or exchangeable, and the method, if any, of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

7. Whether the issuance of any additional shares of such series shall be subject to restrictions, or whether any shares of any other series shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

8. Voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of these Articles of Incorporation, voting rights to be exercised either together with holders of Common Stock as a single class, or independently as a separate class; and

9. Any other preferences, privileges and powers, and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation and as shall now or hereafter be permitted by the Utah Revised Business Corporation Act, as amended.

Common Stock. Except as otherwise required by law or the Articles of Incorporation or as otherwise provided with respect to the relative rights of shares of Preferred Stock in any Director's Resolution, all shares of common stock shall be identical and the holders of shares of common stock shall possess voting power and each share of common stock shall have one (1) vote.

Relative Ranking of Common Stock. The common stock is junior to the preferred stock and is subject to all of the powers, rights, privileges, preferences and priorities of the preferred stock as herein set forth and as may be stated in any Director's Resolution.